Exhibit 10.16

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on May 14, 2023 (the “Effective Date”) by and between Global Hydrogen Energy LLC, a Delaware limited liability company (the “Company”), and William Bennett Nance, Jr. (“Executive”), and is conditioned upon the occurrence of, and shall become effective concurrently with, the closing (the “Closing”) of the transactions contemplated by the Unit Purchase Agreement, by and among the Company, Dune Acquisition Corporation, a Delaware corporation (“Parent”), Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Holdings”), and the other parties thereto, dated as of the date hereof (the “Merger Agreement”).

Agreement

1.	Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Closing Date (as defined in the Merger Agreement) and ending on December 31, 2026 (such period, the “Initial Period”); provided, however, Executive’s employment hereunder (if not earlier terminated) shall automatically renew for successive 12-month following the expiration of the Initial Period and each anniversary thereafter (each such 12-month extension period, a “Renewal Period”), unless either party provides the other party with written notice, at least ninety (90) days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that Executive is employed hereunder is referred to as the “Employment Period.”

2.	Terms of Employment.

(a)	Position and Duties.

(i) During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall perform such duties as are usual and customary for such positions and such other duties as the board of directors (the “Board”) of Parent shall from time to time reasonably assign to Executive. Executive shall report directly to the Board.

(ii) During the Employment Period, Executive agrees to devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, Parent and their respective direct and indirect subsidiaries (collectively, the Company, Parent, and their direct and indirect subsidiaries are referred to herein as the “Company Group”). Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Parent’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) manage Executive’s personal investments, in each case so long as such activities do not materially interfere with the performance of Executive’s responsibilities to any member of the Company Group or breach any restrictive covenant obligation to any Company Group member (or (C) serve on other boards of director subject to the Company’s policies and procedures.

(b)	Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $200,000, less applicable taxes and withholdings. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase, in the discretion of the Board. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, beginning in 2024 and for each calendar year ending during the Employment Period thereafter (each, a “Bonus Year”), an annual discretionary cash performance bonus (the “Annual Bonus”). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to Executive’s continuous employment through the last day of the Bonus Year to which it relates, and shall be paid no later than the March 15 of the year immediately following the end of such Bonus Year. There are two potential tranches of the Annual Bonus based on the Free Cash Flow (as defined below) produced by the Company as of December 31st of the relevant Bonus Year (the “Fiscal Year End”). The “Free Cash Flow” shall be as defined as the Company’s net cash funds provided from Company operations, minus all Capital Expenditures (as defined below) incurred, in each case as of the relevant Fiscal Year End. For purposes of this Agreement, “Capital Expenditures” shall mean the sum of (i) the Company’s purchases of property, plant, and equipment (“PPE”) as of the Fiscal Year End, minus (ii) the Company’s PPE as of the prior year’s Fiscal Year End, plus (iii) the Company’s depreciation expenses as of the relevant Fiscal Year End. If the Company has produced $5 million in Free Cash Flow at Fiscal Year End, the Executive is eligible for $50,000 Annual Bonus, less applicable taxes and withholdings. If the Company has produced $10 million in Free Cash Flow at Fiscal Year End, the Executive is eligible for $100,000 Annual Bonus, less applicable taxes and withholdings. All determinations of the Free Cash Flow produced and amount of the Annual Bonus earned (if any) shall be made by the Board in its sole discretion. For the avoidance of doubt, Executive shall not be eligible to receive an Annual Bonus with respect to the 2023 calendar year.

(iii) Equity Awards. During the Employment Period, Executive shall be eligible to participate in the Dune Acquisition Corporation 2023 Long Term Incentive Plan, as amended from time to time (the “LTIP”), and any other equity incentive plan of the Company, as in effect from time to time. Such eligibility and awards granted under the LTIP or any such plan shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP or such plan, as applicable, as in effect from time to time and the award agreement(s) evidencing any such awards. Beginning in 2024 and for each calendar year ending during the Employment Period, Executive shall be eligible for two potential tranches of awards under the LTIP (collectively, the “Equity Awards”) based on the Free Cash Flow produced by the Company at Fiscal Year End. If the Company has produced $5 million in Free Cash Flow at Fiscal Year End, then Executive shall be eligible to receive an Equity Award of 10,000 shares of Company Stock,subject to the Board’s approval and Executive’s continued employment through the issuance of any such Equity Award, which shall be March 31st of the year immediately following that in which such Equity Award was earned. If the Company has produced $10 million in Free Cash Flow at Fiscal Year End, then Executive shall be eligible to receive an Equity Award 10,000 shares of Company Stock, subject to the Board’s approval and Executive’s continued employment through the issuance of any such Equity Award, which shall be March 31st of the year immediately following that in which such Equity Award was earned. All determinations of the Free Cash Flow produced shall be made by the Board in its reasonable discretion.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. However, the Company shall not, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 10(e), Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company other than to the extent incurred with the prior written consent of the Company.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives; provided, however, that Executive shall not receive less than 20 business days of paid vacation time per calendar year (except to the extent that paid vacation time is pro-rated for any partial year of service in accordance with the foregoing). Executive may carry over accrued but unused vacation time for any applicable calendar year or portion thereof for up to one (1) month after the beginning of the next calendar year, after which time such vacation time shall be forfeited unless otherwise required by applicable law.

3.	Termination of Employment. Notwithstanding Section 1 above, Executive’s employment hereunder and the Employment Period may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3. Executive’s employment with the Company and the Employment Period may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined below), without Cause or due to Executive’s Disability (as defined below). Executive’s employment with the Company, and the Employment Period, shall automatically terminate upon Executive’s death. Executive’s employment with the Company, and the Employment Period, may be terminated by Executive for (i) any reason with no less than forty-five (45) days’ advance written notice to the Company or (ii) for Good Reason in accordance with Section 3(c) below).

(a) Death or Disability. Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive’s death and may terminate upon notice from the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Company determines that Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period, to fulfill Executive’s obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate Executive’s employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i) Executive’s failure or refusal, other than due to Disability, to perform Executive’s lawful duties or responsibilities for the Company or any member of the Company Group, which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies such failure or refusal;

(ii) Executive’s indictment for any felony or other crime on account of action taken by Executive constituting the commission of, fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance in the performance of Executive’s lawful duties or responsibilities for the Company or any member of the Company Group;

(iii) Executive’s repeated refusal and failure to comply with any lawful policy of the Company or the Company Group or any reasonable directive of the Board or its designee applicable to Executive which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(iv) Executive’s commission of acts or omissions constituting gross misconduct or gross negligence in the performance of any aspect of Executive’s lawful duties or responsibilities which have or are reasonably expected to have an adverse effect on the Company Group which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable act or omission;

(v) The indictment of Executive, conviction of Executive, or entry by Executive of a guilty or nolo contendere plea to any felony;

(vi) Any breach by Executive of Executive’s fiduciary duty or duty of loyalty to the Company or any member of the Company Group which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(vii) Executive’s commission of any act or omission that as of the date of such act or omission is reasonably expected to materially damage the financial condition, business or reputation of the Company Group, which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable act or omission; or

(viii) Executive’s violation or breach of any restrictive covenant obligation in any material respect or any material term of this Agreement, or any other written agreement between Executive and a member of the Company Group which, if capable of cure, is not cured within 30 days following written notice thereof from the Company.

Notwithstanding anything to the contrary, Executive’s employment shall be deemed to have terminated for “Cause” if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination pursuant to the “Cause” grounds set forth above, even if such facts and circumstances are discovered after Executive’s termination.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior consent:

(i) A material reduction in Executive’s title, duties, authority, or reporting relationships (in each case other than in conjunction with the Company’s investigating any allegation of wrongdoing against Executive); or

(ii) A reduction of Executive’s Base Salary that is greater than ten (10%) percent of the amount of such Base Salary .

For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur, (B) such grounds for termination are not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (C) Executive terminates Executive’s employment no later than forty-five (45) days after Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d) Date of Termination. “Date of Termination” means the date on which Executive’s employment terminates.

4.	Obligations of the Company Upon Termination.

(a) Without Cause, for Good Reason, or Due to Company Non-Renewal. If Executive’s employment hereunder is terminated due to the Company’s termination of Executive’s employment without Cause (and not due to death or Disability), due to Executive’s resignation for Good Reason, or upon the expiration of the Initial Period or a Renewal Period following the Company’s issuance of a Notice of Non-Renewal, then Executive shall be paid or shall receive the following:

(i) The following, to the extent applicable: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination, (C) any earned but unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year immediately preceding the year in which the Date of Termination occurs (if applicable), and (D) any vested amounts due to Executive under any plan, program or policy of the Company or Parent, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law;

(ii) All unvested equity-based awards subject to time-based vesting granted under the Equity Plan that are held by Executive as of immediately prior to the Date of Termination shall immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”), subject to Executive’s timely execution and non-revocation of a Release (as defined below);

(iii) An amount (the “Severance Amount”) equal to either:

(A) If the Date of Termination occurs outside of the period beginning on the date that is three (3) months before a Change in Control (as defined in the LTIP) and ending on the date that is twelve (12) months after a Change in Control (the “Change in Control Period”), one (1) times the Base Salary in effect on the Date of Termination, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twelve (12) month period beginning on the Company’s first regularly scheduled pay date that follows the date that the Release (as defined below) has been timely returned to the Company and any revocation period set forth therein has elapsed without Executive having exercised Executive’s revocation right (such first pay date, the “First Payment Date”); or

(B) If the Date of Termination occurs during the Change in Control Period, two and one half (2.5) times the Base Salary in effect on the Date of Termination, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the thirty (30) month period beginning on the First Payment Date.

Notwithstanding the foregoing, to the extent, if any, that the aggregate amount of the installments of the Severance Amount that would otherwise be paid pursuant to this paragraph after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). Further, if any Severance Amount is “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code (as defined in Section 5(e)(v)) and the period to consider the Release and, if applicable, revoke the Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Amount shall be paid until the Company’s first payroll payment date in the year following the year in which the Date of Termination occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date; and

(iv) The COBRA Benefit (as defined below), subject to the terms and conditions set forth in Section 4(d).

For the avoidance of doubt, notwithstanding anything herein to the contrary, if Executive’s employment terminates within the three (3) month period prior to a Change in Control and, at the time the Severance Amount under Section 4(a)(iii)(B) becomes payable due to the occurrence of a Change in Control, Executive has already been paid any installments of the Severance Amount pursuant to Section 4(a)(iv)(A) (the “Prior Severance Payment”), then Executive shall only be entitled to receive an amount equal to the Severance Amount payable under Section 4(a)(iv)(B) less the Prior Severance Payment, which amount shall be paid over the remaining schedule described in Section 4(a)(iii)(B).

Further notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Severance Amount, the Accelerated Vesting, and the COBRA Benefit that Executive execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which revocation period shall not exceed seven (7) days following the date that Executive signs the Release unless otherwise required by law), a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to the Severance Amount, the Accelerated Vesting, or COBRA Benefit or any other claim that may first arise after the date the Release has been executed by Executive and all claims that may not be released pursuant to applicable law or regulation. The Release shall be provided to Executive within five (5) days following the Date of Termination.

(b) Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive shall be paid or shall receive:

(i) The Accrued Obligations, which shall be paid to Executive or, if applicable, Executive’s estate or beneficiaries, in the time provided by applicable law;

(ii) The Accelerated Vesting; and

(iii) The COBRA Benefit, subject to the terms and conditions set forth in Section 4(d).

Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive (or, if applicable, Executive’s estate) execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which potential revocation period shall not exceed seven (7) days after the date that Executive (or, if applicable, a representative of Executive’s estate) signs the Release, unless otherwise required by law), the Release. The Release shall be provided to Executive (or a representative of Executive’s estate) within five (5) days following the Date of Termination.

(c) Other Terminations. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following Executive’s issuance of a Notice of Non-Renewal, the Company shall pay to Executive the Accrued Obligations within the thirty (30) day period following the Date of Termination or such earlier date as may be required under applicable law and shall have no further severance obligations to Executive under this Agreement.

(d) COBRA Benefit. If Executive’s employment hereunder is terminated in circumstances described in Section 4(a) or 4(b) and Executive satisfies the conditions necessary to receive the payments or benefits described in Sections 4(a) or 4(b) then, if Executive timely elects to continue coverage for Executive and Executive’s eligible dependents, if any, under the group health plan in which Executive participated in as of the Date of Termination pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive (or his eligible dependents, in the event of Executive’s death) on a monthly basis for the difference between the amount Executive (or his eligible dependents, in the event of Executive’s death) pays to effect and continue such coverage and the employee contribution amount that similarly situated executive employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive (or his eligible dependents, in the event of Executive’s death) on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive (or his eligible dependents, in the event of Executive’s death) submits to the Company documentation of the applicable premium payment having been paid by Executive (or his eligible dependents, in the event of Executive’s death), which documentation shall be submitted to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Notwithstanding the foregoing, Executive (or his eligible dependents, in the event of Executive’s death) shall only be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Date of Termination (the “COBRA Expiration Date”); (2) the date Executive (or his eligible dependents, in the event of Executive’s death) is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive (or his eligible dependents, in the event of Executive’s death) becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s (or his eligible dependents’, in the event of Executive’s death) sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Further notwithstanding the foregoing, if the provision of the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and Executive (or his eligible dependents, in the event of Executive’s death) shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive (or his eligible dependents, in the event of Executive’s death) without such adverse impact on the Company or any of its affiliates.

5.	Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement or any other plan, arrangement or agreements to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and any payment or benefit provided for in this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280Gof the Code (a “280G Payment”) and would, but for this Section 5, be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such 280G Payment shall be either (a) reduced (but not below zero) so that the present value of such 280G Payment shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such 280G Payment received by Executive shall be subject to the Excise Tax or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable Excise Tax and any other applicable taxes). The reduction of such 280G Payment, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with the payment or benefit that would be made last in time and continuing, to the extent necessary, through to the payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of a 280G Payment is necessary shall be made by the Company or Parent in good faith. If a reduced 280G Payment is made or provided and through error or otherwise exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the applicable payor upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company, Parent or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, any Excise Tax.

6.	Confidentiality; Return of Materials.

(a) In the course of Executive’s employment hereunder, Executive will be provided, and Executive will have access to, Confidential Information (as defined below). Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by written directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees and contractors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, advisers, regulators and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with the performance of Executive’s duties under this Agreement and is in the best interests of the Company Group; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company or may be required by applicable law, regulation or legal process in the good faith determination of Executive.

(c) Upon the expiration of the Employment Period, and at any other time upon written request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group (excluding any documents relating to the terms of Executive’s compensation, agreements between Executive and any member of the Company Group, and any documents relating to Executive’s employee benefits, and awards under the applicable equity incentive plans). Within five (5) days of the expiration of the Employment Period or any such Company request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public or competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

7.	Ownership of Intellectual Property.

(a) Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

(j) Notwithstanding anything to the contrary herein, the Company Group shall obtain no legal rights of any kind to any work product of Executive produced on Executive’s own time, and not with the use of any equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group.

8.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period (as defined below), Executive shall not, and shall cause Executive’s controlled affiliates not to, as applicable, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Executive and Executive’s controlled affiliates, as applicable, from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity (as defined below) of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Notwithstanding the foregoing, it shall not be a violation of Section 8(b)(i) above for Executive to hold, as a passive investment, up to five percent (5%) of (i) the publicly traded securities of any company, or (ii) the equity or other interests in a privately held entity that engages in the Business so long as, in each instance, Executive does not have the power to direct or control the applicable entity.

(d) Executive shall not make any negative statements or communications to any Person that is intended to or is reasonably likely to harm the business or disparage the reputation of any member of the Company Group or any of their respective direct or indirect equity holders, directors, officers or employees. The Company shall direct its officers, managers, and directors to not make or cause to be made any negative statements or communications to any Person that is intended to or is reasonably likely to harm the business or disparage the reputation of Executive or Executive’s affiliates. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

(e) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 6, Section 7 and in this Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach as determined by the Board in its reasonable discretion, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach or threatened breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(f) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(g) The following terms shall have the following meanings for purposes of this Agreement:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the period that Executive is employed by any member of the Company Group, which business and operations include industrial air gas production and off-take (sales), air gas manufacturing and development including building plants, and securing feedstock as a source of energy.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean North America and Latin America.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of: (A) twelve (12) months following the date that Executive is no longer employed by any member of the Company Group, with respect to the covenants set forth in Sections 8(b)(i) and 8(b)(ii) above; and (B) eighteen (18) months following the date that Executive is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 8(b)(iii) and 8(b)(iv) above.

9.	Successors and Third-Party Beneficiaries.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a party hereto.

10.	Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Borough of Manhattan in New York.

(b) Arbitration

(i) Subject to Section 10(b)(ii), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York, New York in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10(b). Further notwithstanding the foregoing, any dispute, controversy, or claim arising out of or relating to any award agreement or incentive equity plan (including the LTIP and any award agreement granted in connection therewith) shall be subject to resolution pursuant to the dispute resolution provisions set forth in the applicable plan document and award agreement.

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section 10(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the Company:

Global Hydrogen Energy LLC

c/o Dune Acquisition Corporation

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. For the avoidance of doubt, any written notice to or from Parent shall be deemed a written notice to or from the Company.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company or Parent determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A.

(i) The parties agree that any amounts payable under this Agreement are intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date or if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Executive’s death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 10(e)(v) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death) Notwithstanding the foregoing, neither the Company nor Parent makes any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company, Parent or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(f) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts of incentive-based compensation paid or payable under this Agreement (including any Annual Bonus, Equity Awards, and compensation provided pursuant to Section 4 hereunder, other than the Accrued Obligations) shall be subject to the provisions of any applicable clawback policies or procedures required by law or any applicable exchange listing standard (or any policies or procedures adopted by Parent, the Company or any other member of the Company Group), which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect. For the avoidance of doubt, no recovery of incentive-based compensation paid or payable under this Agreement under any such clawback policy will be an event giving rise to a right to resign for Good Reason under this Agreement.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(h) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

(i) No Waiver. The Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Employment-At-Will. Executive acknowledges that Executive’s employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss Executive and terminate Executive’s employment at any time, with or without Cause.

(k) Entire Agreement. This Agreement will automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing. Upon the Closing, this Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including any prior employment agreement among the parties); provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to confidentiality, non-disclosure, return of property, intellectual property and work product protections, non-competition or non-solicitation. This Agreement may be amended only by a written instrument executed by both parties hereto. Executive further represents and agrees that Executive has received all payments, bonuses, wages, and other compensation, and all rights and benefits, that Executive has been entitled to receive from any member of the Company Group for all services performed or provided through the Effective Date (other than any right to payment of base salary for services provided in that portion of the pay period in which the Effective Date occurs that is prior to the Effective Date).

(l) Survival. Section 4 (Obligations of the Company Upon Termination), Section 5 (Certain Excise Taxes), Section 6 (Confidentiality; Return of Materials), Section 7 (Ownership of Intellectual Property), Section 8 (Non-Competition; Non-Solicitation; Non-Disparagement), Section 9 (Successors and Third-Party Beneficiaries), and Section 10(a) – 10(k) (Miscellaneous) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(m) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by Executive’s execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, a judgment or order relating to any matter of the type referenced in Section 3(b)(iv). Executive has not entered into, and agrees that Executive will not enter into, any agreement either written or oral in conflict herewith. In performing Executive’s duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(n) Consultation with Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(o) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(p) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company, Parent or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

(q) Titles and Headings; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

GLOBAL HYDROGEN ENERGY LLC

By:	/s/ William Bennett Nance, Jr.
Name:	William Bennett Nance, Jr.
Its:	Manager

EXECUTIVE

Signature:	/s/ William Bennett Nance, Jr.
Print Name:	William Bennett Nance, Jr.

Signature page to

Employment agreement

EXHIBIT A

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

Exhibit a